                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
                  CALCULATION OF PRIMARY NET INCOME PER SHARE
                  -------------------------------------------
                                OF COMMON STOCK
                                ---------------
               (in thousands except for earnings per share data)
               -------------------------------------------------


                                                   SECOND QUARTER ENDED    SIX MONTHS ENDED
                                                   --------------------   -------------------
                                                   JAN. 28,    JAN. 29,   JAN. 28,   JAN. 29,
                                                     1996        1995       1996       1995
                                                   ---------   --------   --------   --------
Net income from continuing operations               $   205     $ 3,252    $   687    $ 4,621

Income from discontinued operations -
  net of taxes                                            -         337          -        835
                                                   ---------   --------   --------   --------

Net income applicable to primary
  earnings per common share                         $   205     $ 3,589    $   687    $ 5,456
                                                   =========   ========   ========   ========

Common stock and common stock
  equivalents:

    Average shares of common stock
      outstanding during the period                  18,934      18,054     18,516     18,052

    Net effect of common stock equivalents
      (principally stock options and rights)            558          34        574         61
                                                   ---------   --------   --------   --------

Total common stock and common stock
  equivalents                                        19,492      18,088     19,090     18,113
                                                   =========   ========   ========   ========

Net income per average share of common stock:

Net income from continuing operations               $  0.01     $  0.18    $  0.04    $  0.26

Income from discontinued operations -
  net of taxes                                            -        0.02          -       0.04
                                                   ---------   --------   --------   --------

Primary net income per share                        $  0.01     $  0.20    $  0.04    $  0.30
                                                   =========   ========   ========   ========

                                                                    EXHIBIT 11.1

                                    Page 15